                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              THE MACERICH COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
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
                                     [LOGO]

                                     [LOGO]

                                 April 14, 1999

Dear Stockholder:

    You are cordially invited to attend our Annual Meeting of Stockholders, to be held on Thursday, May 20, 1999 at 10:00 a.m. local time at the Miramar Sheraton Hotel, 101 Wilshire Boulevard, Santa Monica, California.

    The enclosed Notice and Proxy Statement contain details concerning the matters to be considered during the Annual Meeting. At the Annual Meeting you will be asked to (i) elect three directors to each serve a three-year term and
(ii) ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants. You will note that the Board of Directors of the Company recommends a vote "FOR" the election of each of the three directors and "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP. Please complete, sign and return your Proxy in the enclosed envelope at your earliest convenience to assure that your shares will be represented and voted at the Annual Meeting, even if you cannot attend.

    We look forward to seeing you at the Annual Meeting and thank you for your support.

                                                          [SIG]

                                          Mace Siegel
                                          CHAIRMAN OF THE BOARD

                                                       [SIG]

                                          Arthur Coppola
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                              THE MACERICH COMPANY
                             401 WILSHIRE BOULEVARD
                                    NO. 700
                         SANTA MONICA, CALIFORNIA 90401

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 20, 1999

                            ------------------------

    NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders (the "Annual Meeting") of The Macerich Company, a Maryland corporation (the "Company"), will be held on Thursday, May 20, 1999 at 10:00 a.m. local time at the Miramar Sheraton Hotel, 101 Wilshire Boulevard, Santa Monica, California, for the following purposes described in this Notice and Proxy Statement:

    (1) To elect three members of the Board of Directors, each to serve for a three-year term;

    (2) To consider and vote upon ratification of the appointment by the Board of Directors of PricewaterhouseCoopers LLP as independent accountants for the Company for the year ending December 31, 1999; and

    (3) To consider and act upon any other matter that may properly be brought before the Annual Meeting and at any adjournment or postponement thereof.

    Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned or postponed.

    The Board of Directors has fixed the close of business on March 24, 1999 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. Only stockholders of record of the Company's common stock, $.01 par value per share, at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

    You are requested to complete and sign the enclosed form of Proxy, which is being solicited by the Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope. Any Proxy may be revoked by delivery of a later dated Proxy, by written notice of revocation or by attending the Annual Meeting and voting in person.

                                          By Order of the Board of Directors

                                                          [SIG]

                                          Richard A. Bayer
                                          SECRETARY

Santa Monica, California
April 14, 1999

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE POSTAGE-PREPAID ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

                              THE MACERICH COMPANY
                             401 WILSHIRE BOULEVARD
                                    NO. 700
                         SANTA MONICA, CALIFORNIA 90401

                            ------------------------

                                PROXY STATEMENT
                    FOR 1999 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 20, 1999

                            ------------------------

    This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of The Macerich Company, a Maryland corporation (the "Company"), for use at its 1999 Annual Meeting of Stockholders to be held on Thursday, May 20, 1999 at 10:00 a.m. local time, and at any adjournment or postponement thereof (the "Annual Meeting").

    This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy are first being sent to stockholders on or about April 14, 1999. The Board of Directors has fixed the close of business on March 24, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). Only stockholders of record of the Company's common stock, $.01 par value per share (the "Common Stock"), at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. The Common Stock constitutes the only class of securities of the Company authorized to vote. As of the Record Date, there were 34,102,805 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Holders of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held by them. Under the Company's charter and applicable law, a stockholder is not entitled to cumulate his or her votes in the election of directors.

    The presence, in person or by proxy, of holders entitled to cast at least a majority of all the votes entitled to be cast is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Assuming the presence of a quorum, the three director nominees receiving the highest number of votes cast at the Annual Meeting will be elected, and the affirmative vote of a majority of all of the votes cast on the matter at the Annual Meeting will be required for the ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company's independent accountants. Under Maryland law, abstentions will count toward the presence of a quorum. Abstentions are not counted as votes cast and will have no effect on the vote for the election of directors or the ratification of the appointment of PricewaterhouseCoopers LLP.

    STOCKHOLDERS OF THE COMPANY ARE REQUESTED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. SHARES REPRESENTED BY A PROPERLY EXECUTED PROXY RECEIVED AND NOT REVOKED PRIOR TO THE VOTE AT THE ANNUAL MEETING WILL BE VOTED AT THE ANNUAL MEETING AS DIRECTED IN THE PROXY. IF A PROPERLY EXECUTED PROXY IS SUBMITTED AND NO OTHER INSTRUCTIONS ARE GIVEN, THE PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR AND FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS. THE HOLDERS OF THE PROXY WILL ALSO HAVE DISCRETIONARY AUTHORITY TO VOTE ON OTHER MATTERS THAT MAY BE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR THAT MAY BE INCIDENT TO THE CONDUCT THEREOF. IT IS NOT ANTICIPATED THAT ANY MATTER OTHER THAN THOSE SET FORTH IN THE PROXY STATEMENT WILL BE PRESENTED AT THE ANNUAL MEETING. IF OTHER MATTERS ARE PRESENTED, PROXIES WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS.

    A stockholder of record may revoke a Proxy at any time before it has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, by filing a duly executed Proxy bearing a later date, or by attending the Annual Meeting and voting in person. Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person, whether or not a Proxy has been previously given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given Proxy.

    The Company's 1998 Annual Report, including financial statements for the fiscal year ended December 31, 1998, is being mailed to stockholders concurrently with this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation material.

                       PROPOSAL 1: ELECTION OF DIRECTORS

    The Bylaws provide that the Board of Directors consists of nine directors. The Board is divided into three classes with each class constituting one-third of the total number of directors. Each class serves a three-year term. The present term for the Class Two directors expires at the Annual Meeting, and the present terms for the Class Three and Class One directors expire at the annual meetings of stockholders to be held in 2000 and 2001, respectively. Each director holds such office until his or her successor is duly elected and qualifies.

    The three Class Two directors will be elected at the Annual Meeting to hold office until the annual meeting of stockholders in 2002 and until their respective successors are duly elected and qualify. The Board of Directors has nominated Dana K. Anderson, Theodore S. Hochstim and Stanley A. Moore to continue to serve as Class Two directors of the Company (the "Nominees"). Each of the Nominees is currently serving as a director of the Company. The Board of Directors anticipates that each of the Nominees will serve, if elected, as a director. However, if any nominee is unavailable for election, the Proxy holders may vote for another person nominated by the Board of Directors or the Board may amend the Bylaws to reduce the number of directors to be elected at the Annual Meeting.

    The Board of Directors will consider a nominee for election to the Board of Directors recommended by a stockholder of record if the stockholder submits the nomination in compliance with the requirements of the Company's Bylaws. See "Other Matters-Stockholder Proposals" for a summary of these requirements.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES. PROXIES RECEIVED WILL BE VOTED FOR EACH OF THE NOMINEES UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THE PROXY.

INFORMATION REGARDING NOMINEES AND DIRECTORS

    The following table and biographical descriptions set forth certain information with respect to the directors of the Company (including the Nominees), each of whom has served continuously since elected, based on information furnished to the Company by each such director. The following information is as of March 28, 1999, unless otherwise specified.

                                                                                                      AMOUNT AND
                                                                                                       NATURE OF
                                                              AMOUNT AND NATURE OF                    BENEFICIAL
                                               DIRECTOR     BENEFICIAL OWNERSHIP OF    PERCENT OF   OWNERSHIP OF OP  PERCENT OF
NAME                                 AGE         SINCE          COMMON STOCK(1)         CLASS(2)      UNITS(1)(3)     CLASS(4)
-------------------------------      ---      -----------  --------------------------  -----------  ---------------  -----------
NOMINEES
Class Two:

Dana K. Anderson...............          64         1994     140,631(5)(6)(7)                   *     1,332,632(8)         4.16%
Theodore S. Hochstim...........          71         1994      22,049(9)(10)                     *            --               *
Stanley A. Moore...............          60         1994      28,549(9)(10)                     *            --               *

CONTINUING DIRECTORS
Class Three:

Arthur M. Coppola(11)..........          47         1994     501,869(12)(13)(14)             1.47%    1,443,316            5.48%
James S. Cownie................          54         1994     127,800(10)(15)(16)(17)            *            --               *
Mace Siegel....................          73         1994     156,125(18)(19)                    *     3,514,316(20)        9.76%

Class One:

Edward C. Coppola(11)..........          44         1994     298,224(21)(22)(23)                *       841,368            3.26%
Fred S. Hubbell................          47         1994      43,085(24)(25)(26)                *            --               *
Dr. William P. Sexton..........          60         1994      18,531(10)(27)                    *            --               *

------------------------

* The percentage of shares beneficially owned by this director does not exceed one percent of the Company's Common Stock.

(1) Except as provided under applicable state marital property laws or as otherwise noted, each individual in the table above has sole voting and investment power over the shares of Common Stock or OP Units (as defined in footnote 3 below) listed.

(2) Assumes that none of the outstanding OP Units or any convertible securities of the Company are redeemed for or converted into shares of Common Stock.

(3) The Company is the sole general partner of, and owns an aggregate of 78% of the common and preferred ownership interests ("OP Units") in, The Macerich Partnership, L.P., a Delaware limited partnership (the "Operating Partnership"). The Operating Partnership holds directly or indirectly substantially all of the Company's interests in certain regional and community shopping centers (the "Centers"). In connection with the formation of the Company and the Operating Partnership, as well as subsequent acquisitions of certain Centers, OP Units were issued to certain persons in connection with the transfer of their interests in certain Centers. The OP Units are redeemable for cash or, at the election of the Company, shares of Common Stock.

(4) Assumes that all OP Units held by the person are redeemed for shares of Common Stock and that none of the OP Units or any convertible securities of the Company held by other persons are redeemed for or converted into shares of Common Stock, notwithstanding the percentage limitations under the Company's charter that limit the number of shares that may be acquired by such person.

(5) Includes 4,900 shares held in trust by Mr. Anderson as trustee for the benefit of Mr. Anderson and his wife.

(6) Includes 116,667 shares subject to options granted to Mr. Anderson under the Company's Amended and Restated 1994 Incentive Plan (the "Incentive Plan") that are currently exercisable or exercisable within 60 days after the Record Date.

(7) Includes 900 shares of non-transferrable restricted stock granted to Mr. Anderson under the Incentive Plan.

(8) All 1,332,632 OP Units are held by Mr. Anderson as trustee of the Anderson Family Trust for the benefit of Mr. Anderson and his wife.

(9) Includes 8,049 stock units credited to this director and payable solely in shares of Common Stock under the terms of the Company's Eligible Directors' Deferred Compensation/Phantom Stock Plan (the "Director Phantom Stock Plan"), the vesting and terms of which are described under "Compensation of Directors" below ("stock units"). Stock units do not have voting rights and are non-transferrable.

(10) Includes 10,500 shares subject to options granted to this director under the 1994 Eligible Directors' Stock Option Plan (the "Director Plan") and the Incentive Plan which are currently exercisable or exercisable within 60 days after the Record Date.

(11) Edward Coppola and Arthur Coppola are brothers.

(12) Includes 600 shares held by Mr. A. Coppola as custodian for his minor son as to which shares Mr. Coppola disclaims any beneficial ownership.

(13) Includes 32,302 shares of non-transferrable restricted stock granted to Mr.
    A. Coppola under the Incentive Plan.

(14) Includes 350,000 shares subject to options granted to Mr. A. Coppola under the Incentive Plan that are currently exercisable or exercisable within 60 days after the Record Date.

(15) Includes 8,103 stock units credited to Mr. Cownie under the terms of the Director Phantom Stock Plan.

(16) Includes 13,672 shares held in trust for the benefit of Mr. Cownie's dependent children as to which shares Mr. Cownie has neither voting nor investment power and disclaims any beneficial ownership.

(17) Includes 5,525 shares owned by Mr. Cownie's wife or held by Mr. Cownie's wife as custodian for legal wards as to which shares Mr. Cownie, in each case, has neither voting nor investment power and disclaims any beneficial ownership.

(18) Includes 45,200 shares held by Mr. Siegel's wife as to which Mr. Siegel has neither voting nor investment power and disclaims any beneficial ownership.

(19) Includes 80,000 shares subject to options granted to Mr. Siegel under the Incentive Plan that are currently exercisable or exercisable within 60 days after the Record Date.

(20) Includes 1,295,421 OP Units owned by Mr. Siegel's wife as to which Mr. Siegel has neither voting nor investment power and disclaims any beneficial ownership.

(21) Includes 216,667 shares subject to options granted to Mr. E. Coppola under the Incentive Plan that are currently exercisable or exercisable within 60 days after the Record Date. Also includes 39,869 shares of Common Stock pledged to secure the loan to Mr. Coppola described on page 17 of this Proxy Statement under "Loans to Executive Officers".

(22) Includes 6,000 shares held by E.C. Coppola Family Limited Partnership (an entity controlled by Mr. E. Coppola) and 1,800 shares held by Mr. E. Coppola as custodian for his minor children.

(23) Includes 21,310 shares of non-transferrable restricted stock granted to Mr.
    E. Coppola under the Incentive Plan.

(24) Includes 900 shares held in trust by Mr. Hubbell as trustee and 10,000 shares held in trust for the benefit of Mr. Hubbell and his descendants. Also includes 2,500 shares held by a foundation of which Mr. Hubbell and his wife are trustees and as to which they disclaim any pecuniary interest. Also includes 4,000 shares held by his wife as to which Mr. Hubbell has neither voting or investment power and disclaims any beneficial ownership.

(25) Includes 6,000 shares subject to options granted to Mr. Hubbell under the Director Plan and the Incentive Plan which are currently exercisable or exercisable within 60 days after the Record Date.

(26) Includes 8,085 stock units credited to Mr. Hubbell under the terms of the Director Phantom Stock Plan.

(27) Includes 8,031 stock units credited to Dr. Sexton under the terms of the Director Phantom Stock Plan.

    The Company was formed on September 9, 1993 to continue the business of The Macerich Group, which had been engaged in the shopping center business since 1965. The principals of The Macerich Group consisted of Mace Siegel, Arthur Coppola, Dana Anderson, Edward Coppola, Richard Cohen and certain of their family members, relatives and business associates. The Company conducts all of its business through the Operating Partnership, the property partnerships and limited liability companies that own title to the Centers (the "Property Partnerships") and three management companies, Macerich Property Management Company, Macerich Management Company and Macerich Manhattan Management Company (collectively, the "Management Companies"). The Management Companies provide property management, leasing and other related services to the Company's properties. The Operating Partnership owns 100% of the non-voting preferred stock of each of Macerich Property Management Company and Macerich Management Company, and all of the common stock of each such company is owned by Messrs. Siegel, A. Coppola, Anderson and E. Coppola (the "Principals"). Macerich Manhattan Management Company is a wholly owned subsidiary of Macerich Management Company. See "Certain Transactions."

    The following provides certain biographical information with respect to all directors of the Company, including the Nominees.

    Dana K. Anderson has been Vice Chairman of the Board of Directors since its formation. In addition, Mr. Anderson served as Chief Operating Officer of the Company from its formation until December 1997. Mr. Anderson has been with The Macerich Group since 1966. He has 33 years of shopping center experience with The Macerich Group and the Company and 38 years of experience in the real estate industry. Mr. Anderson is a member of the Board of Directors of Alvamar Development Corp., a real estate development company, and Goodrich 560 Corp., an owner/operator of office buildings.

    Arthur M. Coppola has been President and Chief Executive Officer of the Company since its formation. Mr. Coppola has 23 years of experience in the shopping center industry, all of which has been with The Macerich Group and the Company. Mr. Coppola is also an attorney and a certified public accountant.

    Edward C. Coppola has been Executive Vice President of the Company since its formation. He has 23 years of shopping center experience with The Macerich Group and the Company. Mr. Coppola is also an attorney.

    James S. Cownie, currently a private investor, was the former Chairman of New Heritage Associates, a cable television operator with cable properties located in the Minneapolis/St. Paul, Minnesota area from 1991 to 1996. Prior to that, Mr. Cownie was Co-Founder and President of Heritage Communications, Inc., a cable television operator serving 22 states, from 1971 to 1990. Mr. Cownie is a member of the Board of Directors of Da-Lite Screen Company, a manufacturer of audio-visual equipment; MARKETLINK, INC., a cable telemarketing firm; National By-Products, Inc., a converter of animal byproducts; and Conifer Corp., a telecommunications equipment manufacturer.

    Theodore S. Hochstim has been a self-employed real estate consultant for various department store companies and major shopping center owners since 1983. Previously, Mr. Hochstim was employed as a real estate executive by Sears Roebuck & Co. from 1967 to 1977 and by Federated Department Stores from 1977 to 1983. Mr. Hochstim currently serves on the Board of Directors and Audit Committee of Brown Brothers Harriman Trust Company of Texas, a trust company located in Dallas, Texas. Mr. Hochstim is also an attorney and a member of the Bar of New York and Texas.

    Fred S. Hubbell is a member of the Executive Committee of Financial Services International for ING Group, a Netherlands-based banking, insurance and asset management company, and has served in such position since February 1999. From October 1997 until February 1999, Mr. Hubbell was President and Chief Executive Officer of the United States Life and Annuities Operations for ING Group. Mr. Hubbell was formerly Chairman, President and Chief Executive Officer of Equitable of Iowa Companies, an insurance holding company, serving in his position as Chairman from May 1993 to October 1997, and as President and Chief Executive Officer from May 1989 to October 1997. Mr. Hubbell served in various capacities with Equitable of Iowa Companies since 1983, in addition to serving as Chairman of Younker's, a department store chain and subsidiary of Equitable of Iowa Companies, from 1985 until 1992, when the retail subsidiary was sold. Mr. Hubbell also currently serves on the Board of Directors and Compensation Committee of Pioneer Hi-Bred International, Inc., a supplier of agricultural genetics. Mr. Hubbell is also an attorney.

    Stanley A. Moore is Chief Executive Officer of Overton, Moore & Associates, Inc., which constructs, owns and manages office, industrial and mixed-use space and has served in such position since 1973. Mr. Moore also has been a director of Overton, Moore & Associates, Inc. since 1973. Mr. Moore is past president of the Southern California Chapter of the National Association of Industrial and Office Parks, and is a board member of the Economic Resources Corporation of South Central Los Angeles.

    Dr. William P. Sexton is Vice President, University Relations of the University of Notre Dame and has served in such position since 1983. Dr. Sexton is also a Full Professor in the Management Department and teaches in the University's Executive MBA Program. Dr. Sexton has been employed as a professor in the Management Department of the Business School at Notre Dame since 1966.

    Mace Siegel has been Chairman of the Board of Directors of the Company since its formation. Mr. Siegel founded The Macerich Group in 1965 and has 46 years of experience in the shopping center business.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

    BOARD OF DIRECTORS. The Company is managed under the direction of a Board of Directors composed of nine members, a majority of whom are independent of the Company's management. The Board of Directors met eight times in 1998. Each of the directors attended at least 75% of the total number of meetings of the Board of Directors and of each committee on which he served during the year, except Dr. Sexton attended five of the eight Board of Directors meetings and Mr. Hochstim attended one of the two Audit Committee meetings.

    EXECUTIVE COMMITTEE. The Executive Committee of the Board of Directors consists of Messrs. Moore, Siegel and A. Coppola and has such authority as is delegated by the Board of Directors, including authority to negotiate and implement acquisitions and to execute certain contracts and agreements with unaffiliated third parties. The primary purposes of the Executive Committee are
(i) to exercise, during intervals between meetings of the Board of Directors and subject to certain limitations, all of the powers of the Board of Directors,
(ii) to monitor and advise the Board of Directors on strategic business planning for the Company, and (iii) to deal with matters relating to the directors of the Company. The Executive Committee did not meet during 1998.

    AUDIT COMMITTEE. The Board's Audit Committee consists of Messrs. Hochstim and Cownie, neither of whom is an officer or employee of the Company. Effective February 9, 1999, Mr. Cownie replaced Mr. Hubbell, who served on the Audit Committee since 1994. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee met twice during 1998; Mr. Hubbell attended all of the meetings and Mr. Hochstim attended one of the two meetings.

    COMPENSATION COMMITTEE. The members of the Compensation Committee are Mr. Cownie and Dr. Sexton, neither of whom is an officer or employee of the Company. The Compensation Committee reviews and recommends to the Board of Directors compensation for the Company's officers and key employees, in addition to administering certain of the Company's employee benefit and stock plans. The Compensation Committee met five times during 1998; Mr. Cownie attended all of the meetings and Dr. Sexton attended all but one of the meetings.

    The Board of Directors does not have a standing nominating committee. The full Board of Directors performs the function of such a committee and will consider nominees, if any, for election to the Board of Directors who are recommended in accordance with the provisions of the Bylaws.

COMPENSATION OF DIRECTORS

    Non-employee directors are compensated for their services according to a standard arrangement authorized by resolution of the Board of Directors. Subject to elections under the Director Phantom Stock Plan, each non-employee director is entitled to an annual retainer fee of $25,000, payable in equal quarterly installments, plus a fee of $1,000 for each Board meeting attended and $500 for every telephonic meeting attended. Non-employee directors attending any Committee meeting are also entitled to an additional fee of $1,000 for each Committee meeting attended and $500 for every telephonic meeting attended, unless the Committee meeting is held on the day of, or on the day before or after, a meeting of the Board of Directors. A Board member who is also an employee of the Company does not receive compensation for service as a director. Messrs. Siegel, A. Coppola, Anderson and E. Coppola are the only directors who are also employees of the Company or a subsidiary. The reasonable expenses incurred by each director in connection with the performance of the director's duties are also reimbursed by the Company.

    Pursuant to the terms of the Director Plan, each director of the Company who is not otherwise an employee of the Company or any of its subsidiaries or affiliates, on each December 31 commencing December 31, 1994, received and automatically will receive an annual grant of options to purchase 1,000 shares of Common Stock having an option price equal to 100% of the fair market value of the Common Stock at the date of grant of such option. Under the Director Plan, each non-employee director, upon joining the Board of Directors, will also receive an initial grant of options to purchase 2,500 shares of Common Stock having an option price equal to 100% of the fair market value of the Common Stock on such date. Commencing December 31, 1997, the Board established a policy providing that each director of the Company who is not otherwise an employee of the Company or any of its subsidiaries or affiliates will receive on each December 31 pursuant to the terms of the Incentive Plan an annual grant of options to purchase 4,000 shares of Common Stock having an option price equal to 100% of the fair market value of the Common Stock at the date of grant of such option.

    On December 31, 1998, Messrs. Cownie, Hochstim, Hubbell and Moore and Dr. Sexton were each granted options under the Director Plan to purchase 1,000 shares of Common Stock at a price of $25.63 per share. These options become fully exercisable on the date which is six months after the date of grant. The options generally expire on the earlier of twelve months after a termination of service or ten years after the date of grant. In addition, pursuant to the terms of the Incentive Plan, on December 31, 1998, Messrs. Cownie, Hochstim, Hubbell and Moore and Dr. Sexton were each granted options to purchase 4,000 shares of Common Stock at a price of $25.63 per share. These options become fully exercisable on the date which is six months after the date of grant. The options generally expire on the earlier of twelve months after a termination of service or ten years after the date of grant.

    The Director Phantom Stock Plan offers eligible directors the opportunity to defer cash compensation for up to three years and to receive that compensation (to the extent that it is actually earned) in shares of Common Stock rather than in cash after termination of service or a predetermined period. Such compensation includes the annual retainer, regular meeting fees and special meeting fees payable by the Company to an eligible director. Deferred amounts are credited as stock units at the beginning of the period based on the then current market price of the Common Stock. Stock unit balances are credited with dividend equivalents (priced at market) and are ultimately paid out in shares on a 1:1 basis. A maximum of 250,000 shares of Common Stock may be issued in total under the Director Phantom Stock Plan, subject to certain customary adjustments. In 1998, Messrs. Cownie, Hochstim, Hubbell and Moore and Dr. Sexton were credited with approximately 3,525, 3,470, 3,507, 3,470 and 3,452 dividend equivalent stock units under the Director Phantom Stock Plan, respectively.

EXECUTIVE OFFICERS

    The following table sets forth the names, ages and positions of the executive officers of the Company, the date each became an officer of the Company, and the number of shares of the Company's Common Stock and OP Units beneficially owned by each of them as of March 28, 1999. Executive officers of the Company serve at the pleasure of the Board of Directors. All but one of the executive officers of the Company have employment agreements with the Company as described below.

                                                                                                                   AMOUNT AND
                                                                                                                   NATURE OF
                                                                             AMOUNT AND NATURE OF                  BENEFICIAL
                                                                  OFFICER    BENEFICIAL OWNERSHIP   PERCENT OF    OWNERSHIP OF
NAME                          AGE             POSITION             SINCE      OF COMMON STOCK(1)     CLASS(2)     OP UNITS(1)
------------------------      ---      -----------------------  -----------  ---------------------  -----------  --------------
Mace Siegel.............          73   Chairman of the Board          1993     156,125(4)(5)                 *    3,514,316(6)
                                         of Directors
Arthur M. Coppola.......          47   President and Chief            1993     501,869(7)(8)(9)           1.47%   1,443,316
                                         Executive Officer
Dana K. Anderson........          64   Vice Chairman of the           1993     140,631(10)(11)(12)           *    1,332,632(13)
                                         Board of Directors
Edward C. Coppola.......          44   Executive Vice                 1993     298,224(14)(15)(16)           *      841,368
                                         President
Thomas E. O'Hern........          42   Executive Vice                 1993     115,224(17)(18)(19)           *           --
                                         President, Chief
                                         Financial Officer and
                                         Treasurer
Richard A. Bayer........          49   Executive Vice                 1994     102,493(20)(21)               *           --
                                         President, General
                                         Counsel and Secretary
David J. Contis.........          40   Executive Vice                 1997      99,748(22)(23)(24)           *           --
                                         President and Chief
                                         Operating Officer
Larry E. Sidwell........          55   Executive Vice                 1998     100,088(25)(26)               *           --
                                         President,
                                         Development

                          PERCENT OF
NAME                       CLASS(3)
------------------------  -----------
Mace Siegel.............        9.76%
Arthur M. Coppola.......        5.48%
Dana K. Anderson........        4.16%
Edward C. Coppola.......        3.26%
Thomas E. O'Hern........           *
Richard A. Bayer........           *
David J. Contis.........           *
Larry E. Sidwell........           *

------------------------

* The percentage of shares beneficially owned by this executive officer does not exceed one percent of the Company's Common Stock.

(1) Except as provided under applicable state marital property laws or as otherwise noted, each individual in the table above has sole voting and investment power over the shares of Common Stock or OP Units listed.

(2) Assumes that none of the outstanding OP Units or any convertible securities of the Company are redeemed for or converted into shares of Common Stock.

(3) Assumes that all OP Units held by the person are redeemed for shares of Common Stock and that none of the OP Units or any convertible securities of the Company held by other persons are redeemed for or converted into shares of Common Stock, notwithstanding the percentage limitations under the Company's charter which limit the number of shares that may be acquired by such person.

(4) Includes 80,000 shares subject to options granted to Mr. Siegel under the Incentive Plan that are currently exercisable or exercisable within 60 days after the Record Date.

(5) Includes 45,200 shares held by Mr. Siegel's wife as to which shares Mr. Siegel has neither voting nor investment power and disclaims any beneficial ownership.

(6) Includes 1,295,421 OP Units owned by Mr. Siegel's wife as to which shares Mr. Siegel has neither voting nor investment power and disclaims any beneficial ownership.

(7) Includes 600 shares held by Mr. A. Coppola as custodian for his minor son as to which shares Mr. Coppola disclaims any beneficial ownership.

(8) Includes 350,000 shares subject to options granted to Mr. A. Coppola under the Incentive Plan that are currently exercisable or exercisable within 60 days after the Record Date.

(9) Includes 32,302 shares of non-transferrable restricted stock granted to Mr.
    A. Coppola under the Incentive Plan.

(10) Includes 4,900 shares held in trust by Mr. Anderson as trustee for the benefit of Mr. Anderson and his wife.

(11) Includes 116,667 shares subject to options granted to Mr. Anderson under the Incentive Plan that are currently exercisable or exercisable within 60 days after the Record Date.

(12) Includes 900 shares of non-transferrable restricted stock granted to Mr. Anderson under the Incentive Plan.

(13) All 1,332,632 OP Units are held by Mr. Anderson as trustee of the Anderson Family Trust for the benefit of Mr. Anderson and his wife.

(14) Includes 216,667 shares subject to options granted to Mr. E. Coppola under the Incentive Plan that are currently exercisable or exercisable within 60 days after the Record Date. Also includes 39,869 shares of Common Stock pledged to secure the loan to Mr. Coppola described on page 17 of this Proxy Statement under "Loans to Executive Officers".

(15) Includes 6,000 shares held by the E.C. Coppola Family Limited Partnership (an entity controlled by Mr. E. Coppola) and 1,800 shares held by Mr. E. Coppola as custodian for his minor children.

(16) Includes 21,310 shares of non-transferrable restricted stock granted to Mr.
    E. Coppola under the Incentive Plan.

(17) Includes 60,000 shares subject to options granted to Mr. O'Hern under the Incentive Plan that are currently exercisable or exercisable within 60 days after the Record Date. Also includes 39,869 shares of Common Stock pledged to secure the loan to Mr. O'Hern described on page 17 of this Proxy Statement under "Loans to Executive Officers".

(18) Includes 1,785 shares held by Mr. O'Hern as custodian for his minor children.

(19) Includes 7,876 shares of restricted stock granted to Mr. O'Hern under the Incentive Plan.

(20) Includes 50,000 shares subject to options granted to Mr. Bayer under the Incentive Plan that are currently exercisable or exercisable within 60 days after the Record Date and 1,695 shares held by Mr. Bayer as custodian for his minor children. Also includes 39,869 shares of Common Stock pledged to secure the loan to Mr. Bayer described on page 17 of this Proxy Statement under "Loans to Executive Officers".

(21) Includes 6,557 shares of non-transferrable restricted stock granted to Mr. Bayer under the Incentive Plan.

(22) Includes 50,000 shares subject to options granted to Mr. Contis under the Incentive Plan that are currently exercisable or exercisable within 60 days after the Record Date. Also includes 39,869 shares of Common Stock pledged to secure the loan to Mr. Contis described on page 17 of this Proxy Statement under "Loans to Executive Officers".

(23) Includes 4,384 shares of non-transferrable restricted stock granted to Mr. Contis under the Incentive Plan.

(24) Includes 600 shares owned by Mr. Contis' wife, and 1,100 shares held by Mr. Contis as custodian for his minor children as to which shares Mr. Contis disclaims any beneficial ownership.

(25) Includes 40,000 shares subject to options granted to Mr. Sidwell under the Incentive Plan that are currently exercisable or exercisable within 60 days after the Record Date. Also includes 39,869 shares of Common Stock pledged to secure the loan to Mr. Sidwell described on page 17 of this Proxy Statement under "Loans to Executive Officers".

(26) Includes 9,288 shares of restricted stock granted to Mr. Sidwell under the Incentive Plan.

    Biographical information concerning Messrs. Siegel, A. Coppola, Anderson and
E. Coppola is set forth under the caption "Information Regarding Nominees and Directors."

    Thomas E. O'Hern has been an Executive Vice President of the Company since December 1998 and has been the Chief Financial Officer and Treasurer of the Company since July 1994. Mr. O'Hern also served as a Senior Vice President of the Company from March 1994 to December 1998. From the formation of the Company to July 1994, Mr. O'Hern served as Chief Accounting Officer, Treasurer and Secretary of the Company. Prior to joining The Macerich Group in May 1993, Mr. O'Hern held the position of Chief Financial Officer with Sierra Pacific Properties, Inc., an owner and developer of commercial real estate (primarily retail properties), from March 1992 to May 1993. Mr. O'Hern is a member of the Board of Directors of The Abbey Company, a commercial real estate organization. Mr. O'Hern is also a certified public accountant.

    Richard A. Bayer joined the Company in May 1994, and has been General Counsel and Secretary of the Company since July 28, 1994 and an Executive Vice President of the Company since December 1998. Prior to joining the Company, he was a Special Counsel in the Real Estate and Natural Resources Department of the law firm of O'Melveny & Myers LLP for three years, after serving as an Associate there for eight years. From 1972 to 1983, Mr. Bayer held various professional positions at the University of California, San Diego, including Resident Dean of Revelle College and Associate Dean of Students.

    David J. Contis has been Executive Vice President and Chief Operating Officer of the Company since December 1998. From December 1997 to December 1998 he was Senior Vice President and Chief Operating Officer of the Company. In addition, Mr. Contis served as Senior Vice President/Director of Operations of the Company since May 1997. Prior to joining the Company, Mr. Contis was employed from January 1980 to May 1997 by various affiliates of Equity Group Investments Inc., a diversified holding company for the real estate and corporate investments of Mr. Samuel Zell. From 1987 to 1997, Mr. Contis was employed in various capacities by Equity Properties & Development L.P., a subsidiary of Equity Group Investments Inc. Equity Properties & Development L.P. owned and managed a portfolio of 38 retail properties, aggregating 20 million square feet. In 1992, Mr. Contis was named Vice Chairman, Executive Vice President and Chief Operating Officer of Equity Properties & Development L.P. Mr. Contis is a member of the Board of Directors, Compensation Committee and Audit Committee of Dundee Realty Corp., Toronto, Canada. Mr. Contis is also an attorney.

    Larry E. Sidwell joined the Company in February 1997 as Senior Vice President, Development of the Management Companies, and was appointed Senior Vice President, Development of the Company in April 1998 and Executive Vice President, Development in December 1998. He is responsible for the Company's redevelopment and expansion activities involving anchor tenants. Mr. Sidwell held various positions with The May Department Stores Company during the period from April 1983 until joining the Company in 1997, including Vice President of the Western Region, and Senior Vice President of May Realty, Inc. Mr. Sidwell was Director of Development of C.B.L. & Associates, Inc. from December 1981 until March 1983, and prior to that held various positions with Sears, Roebuck and Co. during the period commencing in July 1969, including Vice President, Development for the Western Region for Homart Development Co.

EXECUTIVE COMPENSATION

    The following table and accompanying notes show for the Chief Executive Officer and the four next most highly compensated executive officers of the Company, as of December 31, 1998, the aggregate indicated compensation paid by the Company and the Management Companies to such persons during 1998, 1997 and 1996.

                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL              LONG TERM COMPENSATION AWARDS
                                             COMPENSATION(1)       ----------------------------------
                                           -------------------                          SECURITIES       ALL OTHER
                                           SALARY                  RESTRICTED STOCK     UNDERLYING      COMPENSATION
NAME AND PRINCIPAL POSITION          YEAR  ($)(2)     BONUS($)       AWARDS($)(3)     OPTIONS/SARS(#)    ($)(4)(5)
-----------------------------------  ----  -------    --------     ----------------   ---------------   ------------
Arthur M. Coppola..................  1998  461,838          --         525,000            300,000          23,092
President and Chief                  1997  350,000          --         556,875                 --          10,473
Executive Officer                    1996  261,839          --         243,281            150,000          10,473

Edward C. Coppola..................  1998  325,300          --         300,000                 --          21,045
Executive Vice President             1997  250,000          --         397,806                 --          14,529
                                     1996  206,455          --         189,219            100,000          11,358

David J. Contis....................  1998  309,633     139,866(6)      150,000                 --          23,582
Executive Vice President             1997  184,615(7)   97,293(6)           --             75,000              --
and Chief Operating Officer

Thomas E. O'Hern...................  1998  282,031      50,000         150,000                 --          61,269
Executive Vice President,            1997  225,000      40,000         115,000                 --          36,752
Chief Financial Officer              1996  180,384      65,000          45,373                 --          11,576
and Treasurer

Larry E. Sidwell...................  1998  245,111      37,500         112,500                 --           4,199
Executive Vice President,            1997  194,188(8)       --         268,750             60,000           1,375
Development

------------------------

(1) The Company provided vehicle allowances through December 31, 1997 to certain employees, including some of the executives listed above, the value of which is not included in the table and which in no case exceeded the lesser of $50,000 or 10% of the annual salary and bonus of the executive in any year.

(2) Salary earned but deferred under the Company's deferred compensation plans at the election of those officers is included in such amounts. Under split dollar life insurance arrangements with Messrs. A. Coppola and E. Coppola, the Company has used some portion of the amounts deferred to pay the component of the premium attributable to the whole life element of a life insurance policy for each executive. The component of the premium attributable to the term element of the policy is not paid by the Company.

(3) Dollar amount shown equals the number of shares of restricted stock granted multiplied by the stock price on the grant date. This valuation does not take into account the diminution in value attributable to the restrictions applicable to the shares. The number and dollar value of shares of restricted stock held on December 31, 1998, based on a closing price of the Common Stock on December 31, 1998 of $25.63, were: Arthur M. Coppola-39,138 shares ($1,003,107); Edward C. Coppola-25,646 shares ($657,307); David J.
    Contis-5,479 shares ($140,427); Thomas E. O'Hern-10,289 shares ($263,707);
    and Larry E. Sidwell-12,110 shares ($310,379). Restricted stock shares vest over a five-year period, with 20% of the shares vesting on each of the first, second, third, fourth and fifth anniversaries of the grant date; except that grants of restricted stock made to Mr. A. Coppola and Mr. E. Coppola during

    1997 vest over a three-year period, with 1/3 of the shares vesting on each of the first, second and third anniversaries of the grant date. Dividends are paid on all shares of restricted stock at the same rate as on unrestricted shares. The vesting of restricted stock held by executive officers generally will be accelerated if the Company terminates the executive without cause or the executive, after a change in control, terminates for "good reason," subject to a minimum six month vesting period from the grant date and certain other limitations under the Incentive Plan and the awards agreements.

(4) Amounts shown for 1996, 1997 and 1998 include matching deferred compensation contributions by the Company as determined by the Board of Directors annually under certain deferred compensation plans. Amounts shown for Messrs. E. Coppola and O'Hern also include profit sharing contributions by the Company as determined by the Board of Directors annually under the Company's 401(k)/Profit Sharing plan.

(5) Amounts shown for 1998 and 1997 include the amounts earned in 1998 and 1997 based upon selected crediting alternatives under the Company's deferred compensation plans by Mr. E. Coppola (1998-$1,030; 1997-$1,612); Mr. Contis (1998-$8,099; 1997-$0); Mr. O'Hern (1998-$39,867; 1997-$23,598) and Mr.
    Sidwell (1998-$2,360; 1997-$427).

(6) Representing forgiveness of $110,000 of principal and $29,866 of imputed interest (at an imputed rate of 7% per annum) during 1998 and forgiveness of $73,336 of principal and $23,957 of imputed interest (at an imputed rate of 7% per annum) during the period from May to December 1997 pursuant to a relocation loan agreement between the Company and Mr. Contis. See "Certain Transactions--Loans to Executive Officers."

(7) Amounts shown for 1997 represent compensation paid to Mr. Contis for the period of approximately seven months since Mr. Contis began his employment with the Company in May 1997. On an annualized basis, Mr. Contis would have earned a base salary of $300,000 in 1997.

(8) Amounts shown for 1997 represent compensation paid to Mr. Sidwell for the period of approximately ten months since Mr. Sidwell began his employment with the Company in February 1997. On an annualized basis, Mr. Sidwell would have earned a base salary of $225,000 in 1997.

EMPLOYMENT AND TERMINATION BENEFIT AGREEMENTS

    The Company entered into employment agreements on March 16, 1994 with Messrs. Siegel, A. Coppola, Anderson and E. Coppola which provide for various benefits, including annual base salaries of not less than $240,000, $250,000, $220,000 and $200,000, respectively. (Actual salaries paid are set forth in the "Summary Compensation Table" above). The agreements provide that the executive officers serve in their positions for an initial period of five years from the date thereof. The Company also entered into employment agreements with Mr. O'Hern and Mr. Bayer on September 1, 1996 which provide for various benefits, including an annual base salary of not less than $175,000 and $165,000, respectively. Mr. O'Hern's and Mr. Bayer's agreements provide that they will serve in their respective positions for an initial period of 2 1/2 years from the date thereof. The Management Companies also entered into an employment agreement with Mr. Sidwell on February 11, 1997, which provides for various benefits, including an annual base salary of not less than $225,000. Mr. Sidwell's agreement provides that he will serve in his position for an initial period of 5 years from the date thereof. All of the agreements also provide for automatic one-year extensions when one year of the term, as extended, remains.

    The agreements provide for various payments to the executive officer or his beneficiaries in the event of his death, disability or termination of employment or a change in control. In the event of death or disability, during the remainder of the term of the agreement, the Company will continue to pay the executive or his beneficiaries, as applicable, the executive's annual base salary at the same time and in the same manner as if he had continued to perform services under the agreement. In addition, the executive or his surviving spouse is entitled to receive the same level of health insurance provided to other executives of the Company. If the executive's employment is terminated by the Company for cause or because the executive violated any non-competition, anti-solicitation or confidentiality provisions of the agreement, the agreement terminates without further obligation to the executive except for (i) payment in cash within 30 days of the termination date of an amount equal to the executive's annual base salary through the termination date and any accrued vacation pay, (ii) payment of any compensation previously deferred by the executive in accordance with the terms of the plan or agreement under which such compensation was deferred, and
(iii) payment of any amounts due pursuant to the terms of any applicable welfare benefit plans. "Cause" means the Company, acting in good faith based upon information known to the Company, determines that the employee has (i) failed to perform in a material respect his obligations under the agreement, (ii) been convicted of a felony, or (iii) committed a material act of fraud, dishonesty or gross misconduct that is materially injurious to the Company. If the Company terminates the executive's employment other than for cause, including in the case of Mr. Sidwell a termination by Mr. Sidwell for "good reason" within two years after a change in control, the Company is required to pay to the executive a lump sum equal to three times the executive's base salary for one year at the rate in effect immediately prior to the executive's termination, any accrued vacation pay and any compensation previously deferred by the executive in accordance with the terms of any deferred compensation plan or agreement. Upon such a termination, Mr. Sidwell's agreement provides that the restrictions on his initial grant of restricted stock will lapse and the exercisability of his initial stock option grant will be accelerated except as limited by the specific terms of the Incentive Plan and his award agreement.

    The agreements, except Mr. Sidwell's, further provide that if, within two years following a change in control, the executive officer's employment is terminated other than for cause or he terminates his employment for "good reason", such executive officer will be entitled to receive by cashier's check an amount equal to the sum of the highest annual salary in effect during the three years preceding the change in control and the highest bonus award received under the Incentive Plan for any calendar year prior to the change in control. "Good reason" generally includes diminution in authority, reduction in base salary, change of location, or adverse modification of bonus, benefit plans or fringe benefits or breach of the agreement by the Company. However, in no event would such termination payments exceed specified limits under the Internal Revenue Code of 1986, as amended (the "Code"), or include parachute payments that exceed 2.99 times the average annual taxable compensation received by the executive officer for the five years preceding the year in which the change in control occurs. "Change in control" means, generally, stockholder approval of the dissolution, liquidation, merger or other reorganization of the Company involving a 50% or greater change in ownership, or a sale of substantially all the assets of the Company, or the acquisition of more than 20% of the Company's voting securities by any person.

    The vesting of restricted stock held by executive officers generally will be accelerated if the Company terminates the executive without cause or the executive, after a change in control, terminates for "good reason," subject to a minimum six month vesting period from the grant date and certain other limitations under the Incentive Plan and the awards agreements. The Compensation Committee also has discretionary authority to accelerate the exercisability of any or all options and the vesting of other awards under the Incentive Plan in a change in control or other context.

    In addition, the Company has established an executive officer salary deferral plan for Messrs. Siegel, A. Coppola, Anderson and E. Coppola pursuant to which participants are entitled to defer compensation until the earlier of a specified date established by the participant or his death. This plan provides that participants are at all times 100% vested in all amounts credited to their accounts.

OPTION GRANTS

    OPTION GRANTS IN FISCAL YEAR 1998. The following table sets forth the options granted with respect to the fiscal year ended December 31, 1998 to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers. Mr. A. Coppola was the only such officer granted options during the period. The Company has not granted any stock appreciation rights.

                       OPTION GRANTS IN FISCAL YEAR 1998

                                                           INDIVIDUAL GRANTS                             POTENTIAL REALIZABLE VALUE
                                -----------------------------------------------------------------------  AT ASSUMED ANNUAL RATES OF
                                                       PERCENT OF TOTAL                                   STOCK PRICE APPRECIATION
                                 NUMBER OF SHARES     OPTIONS GRANTED TO      EXERCISE OR                    FOR OPTION TERM(1)
                                UNDERLYING OPTIONS    EMPLOYEES IN FISCAL     BASE PRICE    EXPIRATION   ---------------------------
NAME                              GRANTED(#)(2)              YEAR              ($/SH)(3)       DATE         5%($)         10%($)
------------------------------  ------------------  -----------------------  -------------  -----------  ------------  -------------
Arthur M. Coppola.............         300,000                    77%              27.38       2/19/08   $  5,166,000  $  13,091,000

------------------------

(1) The amounts under the columns labeled "5%" and "10%" are included pursuant to certain rules promulgated by the Commission and are not intended to forecast future appreciation, if any, in the price of the Company's Common Stock. Such amounts are based on the assumption that the named persons hold the options granted for their full ten-year term. The actual value of the options will vary in accordance with the market price of the Company's Common Stock. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's Common Stock over the exercise price on the date the option is exercised.

(2) Stock options were granted under the Incentive Plan on February 18, 1998 with an exercise price equal to $27.38 per share, for a term (subject to earlier termination following a termination of employment or change in control) of ten years, and exercisable no earlier than the first anniversary of the date of grant. The options vest in three equal annual installments. Options under the Incentive Plan may result in payments following the resignation or other termination of employment with the Company or as a result of a change in control. Vested options under the Incentive Plan generally must be exercised within a period of twelve months following a termination by reason of death or disability, and three months following a termination for other reasons except for cause, unless the Compensation Committee otherwise provides. The Incentive Plan permits the Compensation Committee, which administers the Incentive Plan, to accelerate, extend or otherwise modify benefits payable under the applicable awards in various circumstances as the Compensation Committee shall determine, including a change in control. The Compensation Committee also may permit the transfer of the options to certain related persons or entities generally or on a case-by-case basis, under certain circumstances.

(3) The exercise price may be paid in any combination of cash, promissory notes and shares of Common Stock or pursuant to certain cashless exercise procedures, in each case as permitted under the Incentive Plan. In addition, holders may be permitted to offset or surrender shares or deliver already owned shares in satisfaction of applicable minimum tax withholding requirements.

    OPTION EXERCISES AND YEAR-END HOLDINGS. The following table sets forth information regarding the number and value of options held at the end of the 1998 by the Company's Chief Executive Officer and four other most highly compensated executive officers.

                       FISCAL YEAR-END 1998 OPTION VALUES

                                                                               NUMBER OF SECURITIES
                                                                                    UNDERLYING            VALUE OF UNEXERCISED
                                                                                    UNEXERCISED         IN-THE-MONEY OPTIONS AT
                                                                                 OPTIONS AT FISCAL               FISCAL
                                                                                    YEAR-END(#)              YEAR END($)(1)
                                        SECURITIES                             ---------------------  ----------------------------
                                        ACQUIRED ON                                EXERCISABLE/               EXERCISABLE/
NAME                                    EXERCISE(#)       VALUE REALIZED($)        UNEXERCISABLE             UNEXERCISABLE
-----------------------------------  -----------------  ---------------------  ---------------------  ----------------------------
Arthur M. Coppola..................             --                   --            250,000/350,000          $1,394,500/200,000
Edward C. Coppola..................             --                   --            216,667/33,333           $1,261,168/133,332
David J. Contis....................             --                   --             25,000/50,000                   $0/0
Thomas E. O'Hern...................             --                   --             60,000/0                  $466,000/0
Larry E. Sidwell...................             --                   --             20,000/40,000                   $0/0

------------------------

(1) This amount represents solely the difference between the market value at December 31, 1998 ($25.63) of those unexercised options which had an exercise price below such market price (i.e., "in-the-money options") and the respective exercise prices of the options. No assumptions or representations regarding the "value" of such options are made or intended.

CERTAIN TRANSACTIONS

    The following provides a description of certain relationships and related transactions between various directors and executive officers of the Company and the Company or its subsidiaries.

    MANAGEMENT COMPANIES. All of the common stock of Macerich Property Management Company and Macerich Management Company is owned by the Principals, which enables the Principals to control the election of the board of directors of each company. The Operating Partnership owns all of the non-voting preferred stock of Macerich Property Management Company and Macerich Management Company, which is generally entitled to dividends equal to 95% of the net cash flow of each company. Macerich Manhattan Management Company is a wholly owned subsidiary of Macerich Management Company.

    The Management Companies provide property management, leasing and other related services to eight community shopping centers in which Mr. Siegel has interests. Under the terms of the applicable management agreements, the Management Companies are reimbursed for compensation paid to on-site employees, leasing agents and redevelopment and construction staff, and other administrative expenses. In addition, the Management Companies earn a management fee equal to approximately one and one-half to five percent of gross rental revenue. Management fees earned from services provided to these community shopping centers during the year ended December 31, 1998 were $80,608.

    Pursuant to the management agreements, the Operating Partnership and certain Property Partnerships engage the Management Companies to provide property management, leasing and other related services to the Centers. Under the terms of the management agreements, the Management Companies are reimbursed for compensation paid to on-site mall employees, leasing agents and redevelopment and construction staff, and other administrative expenses. In addition, the Management Companies earn a management fee typically equal to one and one-half to five percent of gross rental revenue. Management fees paid to the Management Companies for services provided to the Centers during the year ended December 31, 1998 were $2,817,000.

    GUARANTEES. The Principals have guaranteed mortgage loans encumbering two Centers. The aggregate principal amount of the two loans is approximately $23,750,000, of which approximately $15,072,000 is guaranteed by the Principals as follows: Mr. Siegel $7,125,000; Mr. A. Coppola $1,900,000; Mr. Anderson $3,820,000 and Mr. E. Coppola $2,227,000.

    LOANS TO EXECUTIVE OFFICERS. During 1997, to encourage acquisitions of Common Stock by certain executives, the Company made loans to Messrs. Bayer, Contis, E. Coppola, O'Hern and Sidwell to finance their purchase of Common Stock on the open market. Each loan was in the principal amount of $997,886, is full recourse to the executive, has a term of ten years (unless the executive's employment is terminated earlier, whereupon the loan must be repaid within 10 business days, subject to compliance with short-swing profit restrictions), bears interest at a rate of 7% per annum (which is payable quarterly and has been paid when due), and is secured by a pledge of 39,869 shares of Common Stock that were purchased by the executive. As of March 24, 1999, the outstanding balance of each of the loans remained at $997,886.

    In addition, during 1997, as part of the compensation package offered to Mr. Contis to encourage him to accept employment with the Company, the Company made a $550,000 relocation loan to Mr. Contis, which loan is non-interest bearing, is due on demand in the event Mr. Contis' employment is terminated, and is forgiven ratably over a five year term. As of March 24, 1999, the outstanding principal balance of the loan to Mr. Contis was approximately $348,000. See footnote 6 on page 13 of this Proxy Statement.

                      REPORT OF THE COMPENSATION COMMITTEE

    THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE AND THE STOCK PERFORMANCE GRAPH INCLUDED IN THIS PROXY STATEMENT SHALL NOT BE DEEMED FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE EXCHANGE ACT EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES THIS REPORT OR THE STOCK PERFORMANCE GRAPH BY REFERENCE THEREIN, AND SHALL NOT BE DEEMED SOLICITING MATERIAL OR OTHERWISE DEEMED FILED UNDER EITHER OF SUCH ACTS.

    THE COMPENSATION COMMITTEE. Mr. Cownie and Dr. Sexton are the two members of the Compensation Committee (the "Committee"). The Committee reviews and recommends to the Board of Directors compensation for the Company's officers and key employees and administers certain of the Company's employee benefit and stock plans, with authority to authorize awards under the Incentive Plan.

    OBJECTIVES OF THE COMPANY'S EXECUTIVE COMPENSATION PROGRAM. The Company's executive compensation program is intended to attract, retain and reward experienced, highly motivated executives who are capable of leading the Company effectively and continuing its growth. The Company's objective has been to utilize a combination of cash and equity-based compensation to provide appropriate incentives for executives to achieve the business objectives of the Company. The Committee intends to target aggregate compensation levels at rates that are reflective of current practices of comparable companies in the real estate investment trust ("REIT") industry, particularly companies that own retail malls.

    ELEMENTS OF THE PROGRAM. The Company's executive compensation program includes three principal elements, each of which is intended to serve the overall compensation philosophy of the Company. FIRST, the executive's base salary is intended to create a minimum level of compensation that is reasonably competitive with other retail mall REITs. SECOND, the Company uses stock options, restricted stock and may use other stock awards under the Incentive Plan as a long-term incentive. The Company believes that these types of awards are an important means to link the interests of management and stockholders and to encourage management to adopt a longer term perspective. FINALLY, the Company has established an incentive compensation plan for executive officers and other senior officers and key employees under which bonuses, which may be paid in cash or in the form of restricted stock, are awarded based upon the achievement of individual and corporate performance goals. The objective of the incentive compensation plan is to motivate and reward executives for performance that benefitted the Company and to recognize the contribution of its key employees. Executive officers of the Company further participate in certain deferred compensation plans, and four executive officers also participate in a split dollar life insurance arrangement, to assist them in their tax and estate planning. In addition, the executive officers are eligible to receive other benefits such as medical and retirement benefits.

    COMPETITIVE COMPENSATION COMPARISONS. The Company has commissioned an outside consultant, FPL Associates ("FPL"), to assist the Committee in the development and review of the Company's compensation programs for its executive and senior officers and certain key employees. Among other things, FPL has reviewed the compensation programs of similar companies in the REIT industry, including retail mall owners, and compared them to the Company's compensation programs. Since the Company's IPO, FPL has performed these reviews (the "Compensation Studies") on an annual basis focusing on the development of a competitive total compensation program.

    CEO COMPENSATION. Mr. Coppola's minimum base compensation, which is specified in his employment agreement with the Company, was established in connection with the Company's IPO in 1994. This employment agreement provides for a minimum annual base salary equal to at least $250,000 until March 16, 2001. This base salary is reviewed by the Committee on an annual basis and is subject to discretionary increases that generally are based on, in the subjective judgment of the Committee, individual and corporate performance (including the successful completion of acquisitions, financings, redevelopments and increases in total funds from operations and funds from operations per share) and competitive, economic and other factors deemed relevant by the Committee. The 1998 compensation study indicated that Mr. Coppola's base salary remained low compared to his REIT industry peers. Effective March 23, 1998, Mr. Coppola's salary was increased to $500,000 per year largely based on this study. Mr. Coppola's aggregate salary for 1998 totaled $461,838.

    In addition to Mr. Coppola's base salary, as the long-term incentive component of Mr. Coppola's compensation, in 1998 the Committee granted to Mr. Coppola 19,178 shares of restricted stock that vest over a 5-year period and 300,000 stock options that vest over a 3-year period, in both cases, subject to certain conditions. For details of these grants, see the tables captioned "Summary Compensation Table" and "Option Grants," and the discussion at pages 12-15 of this Proxy Statement. Mr. Coppola's long-term incentive compensation grants were based upon recommendations contained in the 1998 compensation study in order to maintain Mr. Coppola's long-term incentive compensation at a level which is competitive to that of his peers in the REIT industry, including retail mall owners, as well as the Committee's evaluation of individual and corporate performance. These grants were made on a basis that is consistent with the Company's philosophy of granting long-term incentive grants to provide executives with a promise of longer term rewards directly linked to increased share values. The 1998 compensation study also confirmed that the granting of stock options was the favored form of long-term incentive awards for chief executive officers in the REIT industry. The amount of Mr. Coppola's 1998 restricted stock grants was also based in part on the 1998 awards made to the other executive officers of the Company.

    OTHER EXECUTIVE OFFICERS. The other executive officers also received base salary, bonus awards under the Company's incentive compensation plan (in some cases) and equity-based incentive compensation in the form of restricted stock awards in 1998. The amounts of the base salaries, bonus awards and the restricted stock grants for the executive officers were established subjectively within the ranges indicated by the Compensation Studies for comparable positions. The 1998 restricted stock awards and bonuses were granted to certain executive officers based on the results of the Compensation Studies as well as the Committee's evaluation of individual and corporate performance, including the same factors described above regarding Mr. Coppola's compensation. All of the named executives are entitled to receive minimum specified annual base salaries as set forth in their respective employment agreements with the Company, except Mr. Contis who does not have an employment agreement. The Committee contemplates that any annual increases will also generally be based on substantially the same criteria that will be used for Mr. Coppola.

    SECTION 162(m) ISSUES. The Commission requires that this Report comment upon the Company's policy with respect to Section 162(m) of the Code, which limits the deductibility on the Company's tax return of compensation over $1 million to certain executive officers of the Company unless, in general, the compensation is paid pursuant to a plan which, among other conditions, is performance-related, non-discretionary and has been approved by the Company's stockholders. The Committee's policy with respect to Section 162(m) is to make reasonable efforts to ensure that compensation is deductible to the extent permitted, while preserving the authority to pay compensation that may not be deductible if that is considered advisable to appropriately reward Company executives for their performance. The Company did not pay any compensation during 1998 that would be subject to the Section 162(m) limitation. Restricted stock grants, however, are not performance-based for these purposes and thus their vesting could result in non-deductible compensation in future years.

                            ------------------------

                     MEMBERS OF THE COMPENSATION COMMITTEE
                                James S. Cownie
                             Dr. William P. Sexton

                            STOCK PERFORMANCE GRAPH

    The following graph provides a comparison, from the Company's IPO in March 1994 through December 31, 1998, of the cumulative total stockholder return (assuming reinvestment of dividends) of the Company, the Standard & Poor's ("S&P") 500 Index and the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") Equity REIT Total Return Index (the "NAREIT Index"), an industry index of 175 REITs (including the Company). The NAREIT Index includes REITs with 75% or more of their gross invested book value of assets invested directly or indirectly in the equity ownership of real estate.

    The graph assumes that the shares of the Company's Common Stock were purchased at the IPO price of $19.00 per share and that the value of the investment in each of the Company's Common Stock and the indices was $100 at the beginning of the period. The graph further assumes the reinvestment of dividends. The initial period for the NAREIT Index is February 28, 1994 because the NAREIT Index is only published monthly based on the last closing prices of the preceding month.

    Upon written request directed to the Secretary of the Company, the Company will provide any stockholder with a list of the REITs included in the NAREIT Index. The historical information set forth below is not necessarily indicative of future performance. Data for the NAREIT Index and the S&P 500 Index were provided to the Company by SNL Securities.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

      THE MACERICH COMPANY
TOTAL RETURN PERFORMANCE
INDEX VALUE
                                      The Macerich Company    S&P 500    NAREIT All Equity REIT Index
03/09/94                                            100.00     100.00                          100.00
12/31/94                                            117.60     100.62                           97.14
12/31/95                                            119.51     138.43                          111.93
12/31/96                                            168.92     170.07                          153.67
12/31/97                                            196.71     226.83                          186.18
12/31/98                                            189.11     291.65                          155.23

                                                                                       PERIOD ENDING
                                                        ----------------------------------------------------------------------------
INDEX                                                    03/09/94     12/31/94     12/31/95     12/31/96     12/31/97     12/31/98
------------------------------------------------------  -----------  -----------  -----------  -----------  -----------  -----------
The Macerich Company..................................      100.00       117.60       119.51       168.92       196.71       189.11
S&P 500 Index.........................................      100.00       100.62       138.43       170.07       226.83       291.65
NAREIT All Equity REIT Index..........................      100.00        97.14       111.93       153.67       186.18       155.23

                             PRINCIPAL STOCKHOLDERS

    Except as otherwise noted, the following table sets forth information as of December 31, 1998 with respect to the only persons known by the Company to own beneficially more than 5% of the outstanding shares of its Common Stock, based upon Schedule 13G reports filed with the Commission, and, as of March 28, 1999, the number of shares of the Company's Common Stock beneficially owned by its executive officers and directors as a group. Each of the persons listed below which has reported that it may be considered a beneficial owner of more than 5% of the Company's outstanding shares of Common Stock has certified that, to the best of its knowledge and belief, the shares were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Company and were not acquired in connection with or as a participant in any transaction having such purpose or effect. The number of shares of the Company's Common Stock beneficially owned by each director is set forth in "Information Regarding Nominees and Directors" and the number of shares beneficially owned by each named executive officer is set forth in "Executive Officers."

                                                                                           AMOUNT AND
                                                                                            NATURE OF
                                                                                           BENEFICIAL   PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                                        OWNERSHIP      CLASS
-----------------------------------------------------------------------------------------  -----------  -----------
Cohen & Steers Capital Management, Inc.(1)...............................................   3,886,200        11.40%
  757 Third Avenue
  New York, New York 10017

AXA Conseil Vie Assurance Mutuelle (formerly Alpha Assurances Vie Mutuelle), AXA
  Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance
  Mutuelle, as a group (collectively, the "Mutuelles AXA"), AXA (formerly AXA-UAP) and
  The Equitable Companies Incorporated (the "Equitable Companies")(2)....................   3,451,802        10.13%

Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin
  Advisors, Inc.(3)......................................................................   2,731,114         8.01%
  777 Mariners Island Boulevard
  San Mateo, California 94404

Nike Securities L.P., First Trust Advisors L.P. and Nike Securities Corporation(4).......   2,254,201         6.61%
  1001 Warrenville Road
  Lisle, Illinois 60532

PaineWebber Group Inc.(5)................................................................   1,725,662         5.06%
  1285 Avenue of the Americas
  New York, New York 10019-6028

All directors and executive officers as a group (13 persons)(6)..........................   1,754,416         5.15%

------------------------

(1) The Schedule 13G indicates that the reporting entity is a registered investment adviser and that the reporting entity has sole voting power with respect to 3,398,500 of such shares and sole dispositive power with respect to all of such shares.

(2) These entities made a joint filing on Schedule 13G indicating that the Mutuelles AXA, as a group, AXA and the Equitable Companies were each a parent holding company and as such were each considered the beneficial owner of such shares. Mutuelles AXA, as a group, and AXA each expressly declared that the filing of the Schedule 13G was not an admission that it is, for purposes of Section 13(d) of the Exchange Act, the beneficial owner of such shares. Certain subsidiaries of the Equitable Companies, The Equitable Life Assurance Society of the United States ("Equitable Life") and Alliance Capital Management L.P. ("Alliance Capital") have voting and dispositive power with respect to these shares as follows: Equitable Life has sole voting power with respect to none of such shares, shared voting power with respect to 169,900 of such shares and sole dispositive power with respect to 169,900 of such shares; and Alliance Capital has sole voting power with respect to 747,579 of such shares, shared voting power with respect to 2,512,049 of such shares, sole dispositive power with respect to 3,280,934 of such shares and shared dispositive power with respect to 968 of such shares. The address of AXA Conseil Vie Assurance Mutuelle is 100-101 Terrasse Boieldien, 92042 Paris La Defense France. The address for AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle is 21, rue de Chateaudun, 75009 Paris France. The address for AXA Courtage Assurance Mutuelle is 26 rue Louis le Grand, 75002 Paris France. The address for AXA is 9, Place Vendome, 75001 Paris France. The address for the Equitable Companies is 1290 Avenue of the Americas, New York, New York 10104.

(3) These entities and individuals made a joint filing on Schedule 13G and indicated the securities (which they stated include 2,320,670 shares of Common Stock that would be received upon the conversion of 72,250,000 convertible debentures) reported are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries of Franklin Resources, Inc. ("FRI"). Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock of FRI and are the principal shareholders of FRI. The Schedule 13G further indicates that Franklin Advisors, Inc., an investment advisor and affiliate of FRI, has sole voting power with respect to 2,725,670 shares and sole dispositive power with respect to 2,725,670 shares. Franklin Management, Inc., an affiliate of FRI, has sole dispositive power with respect to 5,444 shares.

(4) The Schedule 13G indicates that Nike Securities L.P. is a sponsor of several unit investment trusts which hold shares of Common Stock of the Company. First Trust Advisors L.P. is an affiliate of Nike Securities L.P. and acts as portfolio supervisor of the unit investment trusts which hold shares of Common Stock of the Company. Nike Securities Corporation is the general partner of both Nike Securities L.P. and First Trust Advisors L.P. Each of the above entities reported in the Schedule 13G that they share voting and dispositive power with respect to all the shares.

(5) The Schedule 13G indicates that the reporting person is a parent holding company and that the reporting entity has sole voting power with respect to 1,521,428 shares and shared dispositive power with respect to all such shares.

(6) Includes options to purchase shares under the Incentive Plan and under the Director Plan which are currently exercisable or exercisable within 60 days after the Record Date and stock units credited to certain directors under the Director Phantom Stock Plan.

   PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
                    AS THE COMPANY'S INDEPENDENT ACCOUNTANTS

INDEPENDENT ACCOUNTANTS

    The Board of Directors, on the recommendation of the Audit Committee, has appointed PricewaterhouseCoopers LLP as independent accountants to audit the financial statements of the Company for the year ending December 31, 1999. PricewaterhouseCoopers LLP (including its predecessors) has served as the principal independent accountants for the Company since its formation in September 1993.

    If the stockholders of the Corporation do not ratify the selection of PricewaterhouseCoopers LLP, or if such firm should decline to act or otherwise become incapable of acting, or if the employment should be discontinued, the Board of Directors, on the recommendation of the Audit Committee, will appoint substitute independent public accountants. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 1999. PROXIES RECEIVED WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THE PROXY.

                                 OTHER MATTERS

SOLICITATION OF PROXIES

    The cost of solicitation of Proxies in the form enclosed herewith will be paid by the Company. Solicitation will be made primarily by mail, but regular employees of the Company, without additional remuneration, may solicit Proxies by telephone, telegram, facsimile and personal interviews. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain Proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

STOCKHOLDER PROPOSALS

    For a matter to be properly presented at the Annual Meeting by a stockholder, the Secretary of the Company must have received written notice thereof after February 28, 1999 and on or before March 30, 1999, as specified in the Company's Bylaws.

    A stockholder proposal submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the Company's proxy statement and form of Proxy for the 2000 annual meeting of stockholders must be received by the Company by December 16, 1999. Such a proposal must also comply with the requirements as to form and substance established by the Commission for such proposals. A stockholder otherwise desiring to bring a proposal before the 2000 annual meeting of stockholders (including generally any proposal relating to the nomination of a director to be elected to the Board of Directors) must deliver the proposal to the principal executive offices of the Company between February 20, 2000 and March 21, 2000 (not less than 60 nor more than 90 days prior to the first anniversary of the previous year's annual meeting). Any such proposal should be mailed to: The Macerich Company, 401 Wilshire Boulevard, No. 700, Santa Monica, California 90401, Attn: Secretary. Copies of the charter and Bylaws may be obtained by providing a written request to the Secretary of the Company at that address.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Commission and the New York Stock Exchange. Officers, directors and greater than 10% stockholders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were satisfied, except that Mr. A. Coppola did not report on a timely basis his February 18, 1998 exempt grant of an option to purchase 300,000 shares of Common Stock and each of Messrs. A. Coppola, E. Coppola, Contis, O'Hern, Bayer and Sidwell did not report on a timely basis his February 18, 1998 exempt grant of restricted stock of 19,178, 10,959, 5,479, 5,479, 4,110 and 4,110 shares, respectively.

OTHER MATTERS

    The Board of Directors does not know of any matter other than those described in this Proxy Statement which will be presented for action at the Annual Meeting. If other matters are presented, Proxies will be voted in accordance with the discretion of the Proxy holders.

    REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY TODAY.

                                        PROXY

                                THE MACERICH COMPANY

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING TO BE HELD ON MAY 20, 1999

The undersigned stockholder of The Macerich Company, a Maryland corporation (the "Company"), hereby appoints Thomas E. O'Hern and Richard A. Bayer, and each of them, as proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of the Company to be held at the Miramar Sheraton Hotel, 101 Wilshire Boulevard, Santa Monica, California on May 20, 1999 at 10:00 a.m. local time, and at any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and revokes any Proxy heretofore given with respect to such meeting.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
                                             (change of address/comments)

Election of Directors, Nominees:        ----------------------------------------
Dana K. Anderson, Theodore S. Hochstim,
Stanley A. Moore                        ----------------------------------------

                                        ----------------------------------------

                                        ----------------------------------------
                                        (If you have written in the above space, please mark the corresponding box on the reverse side of this Proxy)

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN AND RETURN THIS PROXY.

                                                                     -----------
                                                                     SEE REVERSE
                                                                        SIDE
                                                                     -----------

/X/  Please mark your
     votes as in this
     example.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2.
--------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR the election of each of the nominees for director and FOR Proposal 2.
--------------------------------------------------------------------------------
                                      FOR EXCEPT AS   WITHHELD
                         FOR ALL      NOTED BELOW    AS TO ALL

1.   Election of all       / /           / /            / /
     nominees for
     director.
     (see reverse)
     Vote withheld from the following nominee(s):

                                     FOR          AGAINST        ABSTAIN

2.   Ratification of the             / /            / /            / /
     appointment of
     PricewaterhouseCoopers
     LLP as the Company's
     independent accountants
     for the year ending
     December 31, 1999.

                                                  Comments/Address Change  / /
--------------------------------
--------------------------------------  ----------------------------------------






SIGNATURE(S)                            DATE
            ------------------------        ------------------
NOTE: Please sign exactly as name appears on this Proxy. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Corporations and partnerships shall sign in full corporate or partnership name by authorized person.

          The signer hereby revokes all Proxies heretofore given by the signer at said meeting or any adjournment or postponement thereof.